Exhibit 4.12
LETTER OF INDEMNITY
THIS LETTER OF INDEMNITY (the “Indemnity”) dated 22 May 2007 is made by:
(1)	Norsk Hydro ASA (“Norsk Hydro”) in favour of
(2)	Statoil ASA (“Statoil”).
WHEREAS:
(A)	In connection with the proposed demerger of Norsk Hydro’s petroleum business and related businesses (“Hydro Petroleum”) and the merger of Hydro Petroleum with Statoil pursuant to the Merger Plan dated March 12 and 13, 2007, Statoil has filed with the United States Securities and Exchange Commission (“SEC”) a registration statement on Form F-4 (the “Registration Statement”);
(B)	In its review, the SEC has required that the Registration Statement be amended to include pro forma financial statements for Norsk Hydro that give effect to the demerger of Hydro Petroleum and its merger with Statoil on Norsk Hydro’s financial position and results of operations (the “Hydro Pro Forma Financials”);
(C)	Statoil has agreed to include such Hydro Pro Forma Financials on the condition that Norsk Hydro enters into this Letter of Indemnity;
IT IS AGREED AS FOLLOWS:
a)	Norsk Hydro will indemnify and hold harmless Statoil against any losses, claims, damages or liabilities to which Statoil, each of its directors, officers, employees and agents, any person who, with his or her consent, is named in the Registration Statement or the Prospectus as about to become a director of Statoil and each person who controls Statoil within the meaning of either the United States Securities Act of 1933 (the “Securities Act”) or the United States Securities Exchange Act of 1934 (the “Exchange Act”) (each, an “indemnified party”) may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus (as defined in the Registration Statement but including any version thereof used as an information document under Norwegian law), as amended or supplemented, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made the Hydro Pro Forma Financials; and will reimburse Statoil for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim as such expenses are incurred.

b)	Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Norsk Hydro under a) above, notify Norsk Hydro in writing of the commencement thereof; but the omission so to notify Norsk Hydro shall not relieve it from any liability which it may have to any indemnified party unless and to the extent it did not otherwise learn about such claim, and such failure results in the forfeiture by Norsk Hydro of substantial rights or defenses. In case any such action shall be brought against any indemnified party and it shall notify Norsk Hydro of the commencement thereof, Norsk Hydro shall, so far as permitted by any insurance policy of Norsk Hydro and subject to Norsk Hydro agreeing to indemnify the indemnified party against all judgments and other liabilities resulting from such action, be entitled to participate at its own expense in the defense thereof, provided that legal advisors to Norsk Hydro shall not also be legal advisors to the indemnified party (except with the consent of the indemnified party).
c)	Norsk Hydro shall not, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.
d)	The obligations of Norsk Hydro under this Letter of Indemnity shall be in addition to any liability which Norsk Hydro may otherwise have and shall extend, upon the same terms and conditions, to each officer, director, employee and agent of Statoil, any person who, with his or her consent, is named in the Registration Statement as about to become a director of Statoil and to each person who controls Statoil within the meaning of the Securities Act and the Exchange Act.
e)	This Letter of Indemnity shall not be construed, whether explicitly or implied, to prejudice and/or affect in any way any rights or obligations of Statoil or Norsk Hydro under the Merger Plan.
f)	This Letter of Indemnity shall be governed by and construed in accordance with Norwegian law, and any dispute, controversy or claim related hereto, shall, if the Parties do not agree otherwise, be settled by arbitration in Oslo. The arbitration proceedings and the award of the arbitration tribunal shall be treated as confidential unless otherwise required by law or regulations or the rules of any relevant stock exchange.

Norsk Hydro ASA

/s/ Jan. A. Reinås Jan A. Reinås